Exhibit 99.1

Company Contacts:
Scott Settersten
Chief Financial Officer
(630) 410-4807

Laurel Lefebvre
Vice President, Investor Relations
(630) 410-5230

Karen May
Director, Public Relations
(630) 410-5457

ULTA BEAUTY ANNOUNCES THIRD QUARTER 2016 RESULTS

Total Sales Increased 24.2%

Comparable Sales Increased 16.7%

Diluted EPS Increased 26.1% to $1.40

Company Raises Guidance for Fiscal Year 2016

Bolingbrook, IL – December 1, 2016 – Ulta Beauty [NASDAQ:ULTA] today announced financial results for the thirteen week period (“Third Quarter”) and thirty-nine week period (“First Nine Months”) ended October 29, 2016, which compares to the same periods ended October 31, 2015.

“Ulta Beauty’s top line accelerated in the third quarter, driving record sales and earnings performance,” said Mary Dillon, Chief Executive Officer. “Our associates continue to execute against our growth strategies, resulting in success across several areas: new brand acquisition, increased Ulta Beauty brand awareness, rapid growth in our loyalty program, improving supply chain performance, and robust e-commerce growth.”

For the Third Quarter

•	Net sales increased 24.2% to $1,131.2 million from $910.7 million in the third quarter of fiscal 2015;

•	Comparable sales (sales for stores open at least 14 months and e-commerce sales) increased 16.7% compared to an increase of 12.8% in the third quarter of fiscal 2015. The 16.7% comparable sales increase was driven by 11.1% growth in transactions and 5.6% growth in average ticket;

•	Retail comparable sales increased 14.3%, including salon comparable sales growth of 10.3%;

•	Salon sales increased 16.7% to $60.4 million from $51.7 million in the third quarter of fiscal 2015;

•	E-commerce sales grew 59.1% to $73.6 million from $46.2 million in the third quarter of fiscal 2015, representing 240 basis points of the total company comparable sales increase of 16.7%;

•	Gross profit increased 90 basis points to 37.8% from 36.9% in the third quarter of fiscal 2015, due to product margin expansion and leverage in fixed store costs, partly offset by planned supply chain deleverage related to supply chain investments;

•	Selling, general and administrative (SG&A) expense as a percentage of net sales increased 80 basis points to 24.8%, compared to 24.0% in the third quarter of fiscal 2015, primarily due to investments to support growth initiatives and deleverage of corporate overhead costs, in part due to a $1.8 million impairment charge related to a Louisiana store impacted by the August floods;

•	Pre-opening expenses increased to $6.9 million, compared to $6.1 million in the third quarter of fiscal 2015. Real estate activity in the third quarter of fiscal 2016 included 42 new stores, one relocation and six remodels compared to 45 new stores, two relocations and two remodels in the third quarter of fiscal 2015;

•	Operating income increased 26.1% to $139.7 million, or 12.4% of net sales, compared to $110.8 million, or 12.2% of net sales, in the third quarter of fiscal 2015;

•	Net income increased 23.2% to $87.6 million compared to $71.1 million in the third quarter of fiscal 2015; and

•	Income per diluted share increased 26.1% to $1.40 compared to $1.11 in the third quarter of fiscal 2015.

For the First Nine Months

•	Net sales increased 23.3% to $3,274.2 million from $2,655.8 million in the first nine months of fiscal 2015;

•	Comparable sales (sales for stores open at least 14 months and e-commerce sales) increased 15.4% compared to an increase of 11.4% in the first nine months of fiscal 2015. The 15.4% comparable sales increase was driven by 10.6% growth in transactions and 4.8% growth in average ticket;

•	Retail comparable sales increased 13.6%, including salon comparable sales growth of 8.7%;

•	Salon sales increased 15.2% to $178.2 million from $154.7 million in the first nine months of fiscal 2015;

•	E-commerce comparable sales grew 50.8% to $190.5 million from $126.3 million in the first nine months of fiscal 2015, representing 180 basis points of the total company comparable sales increase of 15.4%;

•	Gross profit increased 110 basis points to 36.7% from 35.6% in the first nine months of fiscal 2015;

•	SG&A expense as a percentage of net sales increased 70 basis points to 23.1% compared to 22.4% in the first nine months of fiscal 2015. This includes 10 basis points related to the impairment charges in the second and third quarters of fiscal 2016 for the Chicago and Louisiana store closures;

•	Pre-opening expenses increased to $14.2 million, compared to $13.3 million in the first nine months of 2015. Real estate activity in the first nine months of 2016 included 79 new stores, two relocations and eleven remodels compared to 89 new stores, four relocations and four remodels in the first nine months of fiscal 2015;

•	Operating income increased 27.8% to $430.6 million, or 13.2% of net sales, compared to $336.8 million, or 12.7% of net sales, in the first nine months of fiscal 2015;

•	Net income increased 27.0% to $269.5 million compared to $212.2 million in the first nine months of fiscal 2015; and

•	Income per diluted share increased 29.7% to $4.28 compared to $3.30 in the first nine months of fiscal 2015.

Balance Sheet

Merchandise inventories at the end of the third quarter of fiscal 2016 totaled $1,137.0 million, compared to $884.4 million at the end of the third quarter of fiscal 2015, representing an increase of $252.6 million. Average inventory per store increased 16.5%, compared to the third quarter of fiscal 2015. The increase in inventory was primarily driven by 89 net new stores, the scaling up of the Greenwood, Indiana and the opening of the Dallas, Texas distribution centers, investments in inventory to ensure high in-stock levels to support sales growth, and incremental inventory for new brands and in-store prestige brand boutiques. Average inventory per store, excluding the investment in the new Dallas, Texas distribution center, increased 9.8%.

The Company ended the third quarter of fiscal 2016 with $243.1 million in cash and short-term investments.

Share Repurchase Program

For the first nine months, including the Accelerated Share Repurchase and activity under the 10b5-1 plan, the Company has repurchased 1,449,594 shares of its stock at a cost of $297 million at an average price of approximately $205. As of October 29, 2016, approximately $148 million remained available under the $425 million share repurchase program announced in March 2016.

Store Expansion

During the third quarter, the Company opened 42 stores located in Albuquerque, NM; Allentown, PA; American Fork, UT; Brick, NJ; Brownsville, TX; Castle Rock, CO; Cheyenne, WY; Conway, AR; Danbury, CT; Edmond, OK; Fairfield, CA; Farmington, NM; Fenton, MI; Frisco, TX; Goshen, IN; Houston, TX; Houston, TX; Hutchinson, KS; Lapeer, MI; Las Vegas, NV; Marysville, WA; Menomonee Falls, WI; Meridian, ID; Morristown, TN; Ontario, CA; Orange, CA; Oshkosh, WI; Oxford, MS; Peachtree City, GA; Prattville, AL; Redding, CA; Rochester, NH; San Antonio, TX; Seminole, FL; Shelby Township, MI; Sherman, TX; Smyrna, TN; Temecula, CA; Valley Stream, NY; Warner Robins, GA; Wayne, NJ and Wichita, KS. The Company ended the third quarter with 949 stores and square footage of 10,012,142, representing a 10% increase in square footage compared to the third quarter of fiscal 2015.

Outlook

For the fourth quarter of fiscal 2016, the Company currently expects net sales in the range of $1,516 million to $1,541 million, compared to actual net sales of $1,268.3 million in the fourth quarter of fiscal 2015. Comparable sales for the fourth quarter of 2016, including e-commerce sales, are expected to increase 12% to 14%. The Company reported a comparable sales increase of 12.5% in the fourth quarter of 2015.

Income per diluted share for the fourth quarter of fiscal 2016 is estimated to be in the range of $2.08 to $2.13. This compares to income per diluted share for the fourth quarter of fiscal 2015 of $1.69.

The Company is raising its previously announced fiscal 2016 guidance. The Company plans to:

•	achieve comparable sales growth of approximately 13% to 15%, including the impact of the e-commerce business;

•	increase total sales in the low twenties percentage range, compared to previous guidance of high teens percentage;

•	grow e-commerce sales in the 40% range;

•	expand square footage by approximately 11% with the opening of 100 net new stores;

•	remodel 12 locations;

•	deliver earnings per share growth in the high twenties percentage range, compared to previous guidance of mid-twenties percent growth, including the impact of the new Dallas distribution center, the accelerated rollout of prestige brand boutiques, the accelerated share repurchase program, and continued open market share repurchases; and

•	incur capital expenditures in the $390 million range in fiscal 2016, compared to $299 million in fiscal 2015. The planned increase in capital expenditures includes approximately $80 million to fund an accelerated rollout of prestige brand boutiques and enhancements to the Ulta Beauty Collection and fragrance fixtures in hundreds of stores.

Conference Call Information

A conference call to discuss third quarter results is scheduled for today, December 1, 2016 at 5:00 p.m. Eastern Time. Investors and analysts interested in participating in the call are invited to dial (877) 705-6003. The conference call will also be web-cast live at http://ir.ulta.com and remain available for 90 days. A replay of this call will be available until 11:59 p.m. (ET) on December 15, 2016 and can be accessed by dialing (844) 512-2921 and entering conference ID number 13650257.

About Ulta Beauty

Ulta Beauty (NASDAQ: ULTA) is the largest beauty retailer in the United States and the premier beauty destination for cosmetics, fragrance, skin, hair care products and salon services. Since opening its first store in 1990, Ulta Beauty has grown to become the top national retailer providing All Things Beauty, All in One Place™. The Company offers more than 20,000 products from over 500 well-established and emerging beauty brands across all categories and price points, including Ulta Beauty’s own private label. Ulta Beauty also offers a full-service salon in every store featuring hair, skin and brow services. Ulta Beauty is recognized for its commitment to personalized service, fun and inviting stores and its industry-leading Ultamate Rewards loyalty program. As of October 29, 2016 Ulta Beauty operates 949 retail stores across 48 states and the District of Columbia and also distributes its products through its website, which includes a collection of tips, tutorials and social content. For more information, visit www.ulta.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, which reflect our current views with respect to, among other things, future events and financial performance. You can identify these forward-looking statements by the use of forward-looking words such as “outlook,” “believes,” “expects,” “plans,” “estimates,” “targets,” “strategies” or other comparable words. Any forward-looking statements contained in this press release are based upon our historical performance and on current plans, estimates and expectations. The inclusion of this forward-looking information should not be regarded as a representation by us or any other person that the future plans, estimates, targets, strategies or expectations contemplated by us will be achieved. Such forward-looking statements are subject to various risks and uncertainties, which include, without limitation: the impact of weakness in the economy; changes in the overall level of consumer spending; the possibility that we may be unable to compete effectively in our highly competitive markets; the possibility that cybersecurity breaches and other disruptions could compromise our information or result in the unauthorized disclosure of confidential information; the possibility that the capacity of our distribution and order fulfillment infrastructure and the performance of our newly opened distribution centers may not be adequate to support our recent growth and expected future growth plans; our ability to gauge beauty trends and react to changing consumer preferences in a timely manner; our ability to attract and retain key executive personnel; customer acceptance of our rewards program and technological and marketing initiatives; our ability to sustain our growth plans and successfully implement our long-range strategic and financial plan; the possibility that our continued opening of new stores could strain our resources and have a material adverse effect on our business and financial performance; the possibility of material disruptions to our information systems; changes in the wholesale cost of our products; the possibility that new store openings and existing locations may be impacted by developer or co-tenant issues; weather conditions that could negatively impact sales; our ability to successfully execute our common stock repurchase program or implement future common stock repurchase programs; and other risk factors detailed in our public filings with the Securities and Exchange Commission (the “SEC”), including risk factors contained in our Annual Report on Form 10-K for the fiscal year ended January 30, 2016, as such may be amended or supplemented in our subsequently filed Quarterly Reports on Form 10-Q. Our filings with the SEC are available at www.sec.gov. Except to the extent required by the federal securities laws, the Company does not undertake to publicly update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.

Exhibit 1

Ulta Salon, Cosmetics & Fragrance, Inc.

Consolidated Statements of Income

(In thousands, except per share data)

	13 Weeks Ended		13 Weeks Ended
	October 29, 2016		October 31, 2015
	(Unaudited)		(Unaudited)
Net sales	$1,131,232	100.0%	$910,700	100.0%
Cost of sales	704,179	62.2%	575,062	63.1%

Gross profit	427,053	37.8%	335,638	36.9%

Selling, general and administrative expenses	280,464	24.8%	218,763	24.0%
Pre-opening expenses	6,928	0.6%	6,106	0.7%

Operating income	139,661	12.4%	110,769	12.2%
Interest income, net	(211)	0.0%	(283)	0.0%

Income before income taxes	139,872	12.4%	111,052	12.2%
Income tax expense	52,310	4.6%	39,982	4.4%

Net income	$87,562	7.7%	$71,070	7.8%

Net income per common share:
Basic	$1.40		$1.11
Diluted	$1.40		$1.11

Weighted average common shares outstanding:
Basic	62,371		63,882
Diluted	62,692		64,196

Exhibit 2

Ulta Salon, Cosmetics & Fragrance, Inc.

Consolidated Statements of Income

(In thousands, except per share data)

	39 Weeks Ended		39 Weeks Ended
	October 29, 2016		October 31, 2015
	(Unaudited)		(Unaudited)
Net sales	$3,274,163	100.0%	$2,655,821	100.0%
Cost of sales	2,071,842	63.3%	1,710,524	64.4%

Gross profit	1,202,321	36.7%	945,297	35.6%

Selling, general and administrative expenses	757,568	23.1%	595,185	22.4%
Pre-opening expenses	14,159	0.4%	13,301	0.5%

Operating income	430,594	13.2%	336,811	12.7%
Interest income, net	(774)	0.0%	(870)	0.0%

Income before income taxes	431,368	13.2%	337,681	12.7%
Income tax expense	161,826	4.9%	125,496	4.7%

Net income	$269,542	8.2%	$212,185	8.0%

Net income per common share:
Basic	$4.30		$3.31
Diluted	$4.28		$3.30

Weighted average common shares outstanding:
Basic	62,625		64,050
Diluted	62,932		64,383

Exhibit 3

Ulta Salon, Cosmetics & Fragrance, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

	October 29, 2016	January 30, 2016	October 31, 2015
	(Unaudited)		(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$133,108	$345,840	$209,552
Short-term investments	110,000	130,000	150,209
Receivables, net	65,708	64,992	50,939
Merchandise inventories, net	1,137,023	761,793	884,407
Prepaid expenses and other current assets	85,611	72,548	70,467
Prepaid income taxes	7,015	—	2,133
Deferred income taxes	—	—	20,483

Total current assets	1,538,465	1,375,173	1,388,190

Property and equipment, net	1,001,938	847,600	844,238
Deferred compensation plan assets	10,798	8,145	7,570

Total assets	$2,551,201	$2,230,918	$2,239,998

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$425,071	$196,174	$291,269
Accrued liabilities	229,569	187,351	166,707
Accrued income taxes	—	12,702	—

Total current liabilities	654,640	396,227	457,976

Deferred rent	361,667	321,789	324,314
Deferred income taxes	62,669	59,527	72,646
Other long-term liabilities	20,141	10,489	10,903

Total liabilities	1,099,117	788,032	865,839

Commitments and contingencies

Total stockholders’ equity	1,452,084	1,442,886	1,374,159

Total liabilities and stockholders’ equity	$2,551,201	$2,230,918	$2,239,998

Exhibit 4

Ulta Salon, Cosmetics & Fragrance, Inc.

Consolidated Statements of Cash Flows

(In thousands)

	39 Weeks Ended
	October 29, 2016	October 31, 2015
	(Unaudited)
Operating activities
Net income	$269,542	$212,185
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	151,014	119,051
Deferred income taxes	3,142	(1,555)
Non-cash stock compensation charges	14,203	11,126
Excess tax benefits from stock-based compensation	(9,001)	(8,608)
Loss on disposal of property and equipment	6,822	2,647
Change in operating assets and liabilities:
Receivables	(716)	1,501
Merchandise inventories	(375,230)	(303,178)
Prepaid expenses and other current assets	(13,063)	(3,919)
Income taxes	(10,716)	(12,929)
Accounts payable	228,897	100,491
Accrued liabilities	11,247	427
Deferred rent	39,878	30,187
Other assets and liabilities	6,999	1,547

Net cash provided by operating activities	323,018	148,973

Investing activities
Purchases of short-term investments	(60,000)	(50,000)
Proceeds from short-term investments	80,000	50,000
Purchases of property and equipment	(281,203)	(231,909)

Net cash used in investing activities	(261,203)	(231,909)

Financing activities
Repurchase of common shares	(296,994)	(121,272)
Stock options exercised	16,188	17,877
Excess tax benefits from stock-based compensation	9,001	8,608
Purchase of treasury shares	(2,742)	(1,874)

Net cash used in financing activities	(274,547)	(96,661)

Net decrease in cash and cash equivalents	(212,732)	(179,597)
Cash and cash equivalents at beginning of period	345,840	389,149

Cash and cash equivalents at end of period	$133,108	$209,552

Exhibit 5

2016 Store Expansion

Fiscal 2016	Total stores open at beginning of the quarter	Number of stores opened during the quarter	Number of stores closed during the quarter	Total stores open at end of the quarter
1st Quarter	874	13	1	886
2nd Quarter	886	24	3	907
3rd Quarter	907	42	0	949

Fiscal 2016	Total gross square feet at beginning of the quarter	Gross square feet for stores opened or expanded during the quarter	Gross square feet for stores closed during the quarter	Total gross square feet at end of the quarter
1st Quarter	9,225,957	132,812	10,192	9,348,577
2nd Quarter	9,348,577	253,023	46,408	9,555,192
3rd Quarter	9,555,192	456,950	0	10,012,142